Exhibit 10.1

EXECUTION VERSION

AMENDMENT AND WAIVER AGREEMENT

This Amendment and Waiver Agreement (this “Amendment”) is entered into as of the 18th day of March, 2024, by the investor signatory hereto (the “Investor”) in favor of Fisker Inc., a Delaware corporation (the “Company”), with reference to the following facts:

A. Prior to the date hereof, pursuant to that Securities Purchase Agreement, dated as of July 10, 2023, by and between the Company and the investors party thereto (as amended, modified or waived from time to time, the “Securities Purchase Agreement”), the Company, among other things, issued $340,000,000 in aggregate original principal amount of Series A-1 senior convertible notes due 2025 (the “Series A-1 Notes”) and $170,000,000 in aggregate original principal amount of Series B-1 senior convertible notes due 2025 (the “Series B-1 Notes,” and together with the Series A-1 Notes, the “Existing Notes”). Capitalized terms not defined herein shall have the meaning set forth in the Securities Purchase Agreement or the Existing Notes, as applicable.

B. Prior to the date hereof, the Company failed to timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2023 (the “September Default”). Pursuant to the terms of the Second Amendment and Waiver Agreement, dated as of January 21, 2024, by and between the Company and the Investor, and subject to the timely filing by the Company of its Annual Report on Form 10-K for the fiscal period ended on December 31, 2023 with the Securities and Exchange Commission (the “SEC”), the Investor agreed to waive and not exercise any of its remedies under the Existing Notes due to the September Default (the “September Waiver”).

C. As of the date hereof, the Company has (i) failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Existing 10-K Default”) and (ii) failed to make an interest payment under its outstanding unsecured 2.50% convertible notes due 2026 (the “Existing 2026 Notes Default” and, together with the Existing 10-K Default, the “Existing Defaults”).

D. The Company desires to obtain a waiver of the September Default.

E. The Company desires to obtain a waiver, in part, of the Existing Defaults such that the Existing Defaults shall cease to be Events of Default (as defined in the Existing Notes) (other than with respect to Section 30(nnn) of the Existing Notes) (the “Limited Waiver” and together with the September Waiver, the “Waivers”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.  Waiver. The Investor hereby grants the Waivers; provided that (x) the Limited Waiver of the Existing 2026 Notes Default shall only be effective until April 14, 2024 and (y) the Company agrees that, notwithstanding anything to the contrary in Section 3(e) of the Existing Notes, the Triggering Event Redemption Right Period associated with the Existing Defaults (which is not waived pursuant to this Amendment) shall expire upon until the filing by the Company of its next quarterly or annual report with the SEC pursuant to the 1934 Act within the applicable time periods specified by the applicable SEC rules and regulations (without giving effect to any grace period provided by Rule 12b-25 or any successor rule under the 1934 Act).

2.  Amendments. The Company and the Investor hereby:

a.  Amend and restate Section 4(f) of the Securities Purchase Agreement to provide: “Until the date on which the Buyers shall have sold all of the Securities (the “Reporting Period”), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act within the applicable time periods specified by the applicable SEC rules and regulations (giving effect to any grace period provided by Rule 12b-25 or any successor rule under the 1934 Act; provided that such grace periods shall not be counted for purposes of Sections 3(e) and 30(nnn) of the Existing Notes), and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.”.

b.  Amend Section 3(e)(i) of the Existing Notes to add the following proviso at the end of subsection (x) therein: “ (provided that if the Triggering Event is associated with the Company’s failure to file a report required to be filed with the SEC pursuant to the 1934 Act within the applicable time period specified by the applicable SEC rules and regulations (without giving effect to any grace period provided by Rule 12b-25 or any successor rule under the 1934 Act), then such Triggering Event will be deemed to be cured upon the filing by the Company of its next quarterly or annual report with the SEC pursuant to the 1934 Act within the applicable time periods specified by the applicable SEC rules and regulations (without giving effect to any grace period provided by Rule 12b-25 or any successor rule under the 1934 Act)).”

3.  Release; Non-Disparagement.

a.  Release. The Company, on behalf of itself, each Subsidiary and each of their past and/or present, officers, directors, employees, predecessors, successors, assigns, affiliates, parents and subsidiaries (together, the “Fisker Releasing Parties”) fully, irrevocably and generally releases the Investor and each of its past and present parents, subsidiaries, funds, affiliates, successors, assigns, owners, officers, directors, trustees, shareholders, unitholders, members, partners, employees, contractors, agents, insurers, attorneys, investment bankers, advisors, auditors, accountants, partners, general partners, heirs, executors, administrators, and representatives (collectively the “Released Parties”), from any and all claims (whether direct, class, derivative, representative or otherwise), actions, suits, liabilities, damages (whether compensatory, punitive or otherwise), losses, costs, expenses, and rights and causes of action, known or Unknown Claims (as defined below), that they now have or have ever had or may ever have in the future, whether resulting from any action or inaction with respect to, based upon, arising with respect to, or directly or indirectly relating to, as applicable, the Existing Notes, the Transaction Documents and/or any of the Securities (the “Released Claims”). Released Claims shall not include claims to enforce this Amendment or for breach of this Amendment.

“Unknown Claims” means claims which the Fisker Releasing Parties do not know or do or do not suspect to exist in their favor at the time of the release of the Released Claims, which, if known by them might have affected their release of the Released Claims, or might have affected their decision(s) with respect to this Amendment. With respect to any and all Released Claims, the Fisker Releasing Parties stipulate and agree that they expressly waive, the provisions, rights, and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Fisker Releasing Parties hereby further waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542. The Fisker Releasing Parties acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, but expressly fully, finally and forever waive, compromise, settle, discharge, extinguish and release fully, finally and forever, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories or authorities. The Fisker Releasing Parties acknowledge that the foregoing waiver was separately bargained for and is an essential element of this Amendment. Notwithstanding the foregoing, nothing in this Section 3(a) shall limit the rights of the Company pursuant to Section 22 of the Existing Notes with respect to disputes as to any applicable calculations or fair market value determinations.

b.  Non-Disparagement. The Company, on behalf of itself, its Subsidiaries, and each of the other Fisker Releasing Parties, agrees that it will not at any time make, publish or communicate (whether made or given orally, in writing, in any digital medium, in any filing with any Governmental Entity or in any other manner) to any Person, any Disparaging (defined below) remarks, comments or statements concerning any of the Released Parties or any of the Transaction Documents. For purposes of this Amendment, “Disparaging” remarks, comments or statements are those that impugn, or threaten to impugn, the character, honesty, integrity, morality, legality, business acumen or abilities of the individual or Person or Transaction Document being disparaged, as applicable. Disparaging remarks shall expressly include, but not be limited to, any suggestion that any of the Released Parties violates or operates in contravention of federal or state securities laws, that any term or condition of any of the Transaction Documents are void or invalid, or any other remark, comment or statement that undermines any of the Released Parties’ reputation or the validity or enforceability of any of the Transaction Documents (whether made or given orally, in writing, in any digital medium, in any filing with any Governmental Entity or in any other manner to any Person). The Company further agrees that it should be jointly and severally liable under this Section 3(b) for any Disparaging remarks, comments or statements of any of the Fisker Releasing Parties. The Fisker Releasing Parties acknowledge that the foregoing non-disparagement agreement was separately bargained for and is an essential element of this Amendment.

4.  Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement, and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof: (i) all references in the Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended or waived by this Amendment, and (ii) all references in the other Transaction Documents to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended or waived by this Amendment.

5.  Effective Time. This Amendment shall be effective upon the time of execution and delivery by the parties hereto of this Amendment (the “Effective Time”).

6.  Disclosure of Transaction. On or before 7:59 a.m., New York time, on March 18, 2024 (“Disclosure Date”), the Company shall file a Current Report on Form 8-K describing all the material terms of this Amendment in the form required by the Exchange Act and attaching this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to the Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with this Amendment.

7.  Reliance by Trustee. The Company and the Investor acknowledge and agree that Wilmington Savings Fund Society, FSB, as trustee, is an intended third-party beneficiary of this Agreement and is entitled to rely upon its terms for all purposes of the Indenture (as defined in the Indenture) and the Security Grant Supplemental Indenture

8.  Due Performance; Equitable Relief. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform the provisions of this Amendment or any of the Transaction Documents (including the Notes) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Transaction Documents and to enforce specifically the terms and provisions hereof, as applicable, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking: (i) an injunction or injunctions to prevent breaches of the Transaction Documents; (ii) to enforce specifically the terms and provisions of the Transaction Documents; and/or (iii) other equitable relief, shall not be required to show proof of irreparable harm or to provide any bond or other security in connection with any such remedy.

9.  Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Investor and the Company have executed this Amendment as of the date set forth on the first page of this Amendment.

COMPANY:

FISKER INC.

By:	/s/ Dr. Geeta Gupta-Fisker
Name:	Dr. Geeta Gupta-Fisker
Title:	Chief Financial Officer and Chief Operating Officer

IN WITNESS WHEREOF, the Investor and the Company have executed this Amendment as of the date set forth on the first page of this Amendment.

INVESTOR:

CVI INVESTMENTS, INC.

By: Heights Capital Management, Inc., its authorized agent

By:	/s/ Authorized Signatory
Name:
Title: